EXHIBIT 5.14

CONSENT OF ROSCOE POSTLE ASSOCIATES INC.

Roscoe Postle Associates Inc. hereby consents to the use of its report entitled “NI 43-101 Technical Report on the Côté Gold Project, Chester Township, Ontario, Canada” dated October 24, 2012, and the information derived therefrom, as well as the reference to its name, in each case where used or incorporated by reference in the Registration Statement on Form F-10 of IAMGOLD Corporation.

Dated this 5th day of April, 2016

Per:

(Signed) “Deborah A. McCombe”
Name:	Deborah A. McCombe, P.Geo.
Title:	President and CEO
Company:	Roscoe Postle Associates Inc.

RPA Inc. 55 University Ave. Suite 501	Toronto, ON, Canada M5J 2H7	T +1 (416) 947 0907	www.rpacan.com